NATIONAL CINEMEDIA, LLC
Q2 2023 QUARTERLY REPORT
as of June 29, 2023

Financial Statements
NATIONAL CINEMEDIA, LLC
BALANCE SHEETS
DEBTOR-IN-POSSESSION
(In millions)
(UNAUDITED)

	As of
	June 29, 2023	December 29, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55.6	$59.4
Restricted cash	2.1	2.1
Receivables, net of allowance of $1.7 and $1.7, respectively	59.3	82.9
Prepaid administrative fees to managing member	0.6	—
Prepaid expenses and other current assets	10.3	7.4
Total current assets	127.9	151.8
NON-CURRENT ASSETS:
Property and equipment, net of accumulated depreciation of $56.7 and $54.8, respectively	11.6	13.0
Intangible assets, net of accumulated amortization of $282.7 and $270.2, respectively	573.9	586.7
Other investments	0.9	0.9
Debt issuance costs, net	—	3.3
Other assets	21.7	23.8
Total non-current assets	608.1	627.7
TOTAL ASSETS	$736.0	$779.5
LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Amounts due to founding members, net (related party payables of $3.3, and $15.2, respectively)	$4.5	$18.2
Amounts due to managing member, net	0.2	18.9
Accrued expenses	0.5	17.3
Accrued payroll and related expenses	7.8	7.7
Accounts payable	21.0	23.3
Deferred revenue	12.4	10.2
Short-term debt, net of debt issuance costs of $0.0 and $7.9, respectively	—	1,146.8
Other current liabilities	—	2.2
Total current liabilities	46.4	1,244.6
NON-CURRENT LIABILITIES:
Other liabilities	—	18.0
Total non-current liabilities	—	18.0
LIABILITIES SUBJECT TO COMPROMISE
Liabilities subject to compromise	1,230.5	—
Total liabilities	1,276.9	1,262.6
COMMITMENTS AND CONTINGENCIES (NOTE 11)
MEMBERS’ EQUITY/(DEFICIT)	(540.9)	(483.1)
TOTAL LIABILITIES AND EQUITY/(DEFICIT)	$736.0	$779.5

See accompanying notes to the unaudited Financial Statements.

NATIONAL CINEMEDIA, LLC
STATEMENTS OF OPERATIONS
DEBTOR-IN-POSSESSION
(In millions)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
REVENUE (including revenue from related parties of $5.0, $4.6, $8.3 and $7.4, respectively)	$64.4	$67.1	$99.3	$103.0
OPERATING EXPENSES:
Advertising operating costs	7.4	8.3	13.1	13.0
Network costs	2.2	2.1	4.6	4.1
Theater access fees and revenue share to founding members (including fees to related parties of $17.0, $16.9, $30.9 and $29.8, respectively)	23.9	23.2	43.5	41.1
Selling and marketing costs	10.1	10.4	19.6	20.6
Administrative and other costs	9.1	7.0	25.0	14.2
Administrative fee—managing member	6.4	2.7	11.3	5.2
Impairment of long-lived assets	—	—	—	5.8
Depreciation expense	1.3	1.5	2.5	3.5
Amortization of intangibles recorded for network theater screen leases	6.2	6.3	12.5	12.4
Total	66.6	61.5	132.1	119.9
OPERATING (LOSS) INCOME	(2.2)	5.6	(32.8)	(16.9)
NON-OPERATING EXPENSE (INCOME):
Interest on borrowings (contractual interest of $22.0, $20.6, $46.4, and $37.8, respectively)	3.0	20.6	27.4	37.8
Loss (gain) on modification and retirement of debt, net	(0.1)	0.1	0.3	0.1
Gain on sale of asset	—	—	(0.3)	—
Reorganization items	18.6	—	18.6	—
Other non-operating income	(0.1)	(0.1)	(0.2)	(0.2)
Total	21.4	20.6	45.8	37.7
LOSS BEFORE INCOME TAXES	(23.6)	(15.0)	(78.6)	(54.6)
Income tax expense	—	—	—	—
NET LOSS	$(23.6)	$(15.0)	$(78.6)	$(54.6)
COMPREHENSIVE LOSS	$(23.6)	$(15.0)	$(78.6)	$(54.6)

See accompanying notes to the unaudited Financial Statements.

NATIONAL CINEMEDIA, LLC
STATEMENTS OF CASH FLOWS
DEBTOR-IN-POSSESSION
(In millions)
(UNAUDITED)

	Six Months Ended
	June 29, 2023	June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(78.6)	$(54.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2.5	3.5
Amortization of intangibles recorded for network theater screen leases	12.5	12.4
Non-cash share-based compensation	1.5	1.9
Impairment of long-lived assets	—	5.8
Amortization of debt issuance costs	3.1	4.5
Gain on sale of asset	(0.3)	—
Loss on modification and retirement of debt, net	0.3	—
Other	—	(0.2)
Founding member integration and other encumbered theater payments	4.1	1.5
Other cash flows from operating activities	—	(0.2)
Changes in operating assets and liabilities:
Receivables, net	23.4	(10.6)
Accounts payable and accrued expenses	30.0	1.3
Amounts due to/from founding members and managing member, net	4.7	2.5
Deferred revenue	2.2	(6.5)
Other, net	(5.7)	(1.0)
Net cash used in operating activities	(0.3)	(39.7)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1.8)	(1.5)
Proceeds from sale of asset	0.3	—
Net cash used in investing activities	(1.5)	(1.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of revolving credit facility	—	50.0
Repayment of term loan facility	(0.8)	(2.4)
Payment of debt issuance costs	(1.2)	(6.8)
Repurchase of stock for restricted stock tax withholding	—	(0.5)
Net cash (used in) provided by financing activities	(2.0)	40.3
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3.8)	(0.9)
Cash, cash equivalents and restricted cash at beginning of period	61.5	58.6
Cash, cash equivalents and restricted cash at end of period	$57.7	$57.7

See accompanying notes to the unaudited Financial Statements.

NATIONAL CINEMEDIA, LLC
STATEMENTS OF CASH FLOWS (CONTINUED)
DEBTOR-IN-POSSESSION
(In millions)
(UNAUDITED)

	Six Months Ended
	June 29, 2023	June 30, 2022
Supplemental disclosure of non-cash financing and investing activity:
Purchase of an intangible asset with NCM LLC equity	$—	$10.4
Accrued purchases of property and equipment	$0.1	$—
Supplemental disclosure of cash flow information:
Cash paid for interest	$12.2	$35.0

See accompanying notes to the unaudited Financial Statements.

NATIONAL CINEMEDIA, LLC
STATEMENTS OF MEMBERS’ EQUITY/ (DEFICIT)
DEBTOR-IN-POSSESSION
(In millions, except unit amounts)

	Units	Amount
Balance—March 31, 2022	171,733,112	$(437.1)
Unit settlement for share-based compensation	88,554	(0.1)
Units issued for purchase of intangible asset	—	0.0
Comprehensive loss	—	(15.1)
Share-based compensation expense/capitalized	—	1.2
Balance—June 30, 2022	171,821,666	$(451.1)

Balance—March 30, 2023	174,054,114	$(537.4)
Unit settlement for share-based compensation	5,660	—
Reversal of accrued distribution to managing member	—	14.4
Reversal of accrued distribution to founding member	—	4.9
Comprehensive loss	—	(23.6)
Share-based compensation expense/capitalized	—	0.8
Balance—June 29, 2023	174,059,774	$(540.9)

	Units	Amount
Balance—December 30, 2021	166,815,233	$(408.5)
Unit settlement for share-based compensation	865,537	(0.4)
Units issued for purchase of intangible asset	4,140,896	10.4
Comprehensive loss	—	(54.6)
Share-based compensation expense/capitalized	—	2.0
Balance—June 30, 2022	171,821,666	$(451.1)

Balance—December 29, 2022	172,093,433	$(483.1)
Unit settlement for share-based compensation	1,966,341	(0.1)
Reversal of accrued distribution to managing member	—	14.4
Reversal of accrued distribution to founding member	—	4.9
Comprehensive loss	—	(78.6)
Share-based compensation expense/capitalized	—	1.6
Balance—June 29, 2023	174,059,774	$(540.9)

See accompanying notes to the unaudited Financial Statements.

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

1. THE COMPANY
Description of Business
National CineMedia, LLC, a Delaware limited liability company (“NCM LLC”, “the Company” or “we”), commenced operations on April 1, 2005 and is currently owned by National CineMedia, Inc. (“NCM, Inc.”, “manager” or “managing member”).
In December 2022, American Multi-Cinema, Inc., a wholly owned subsidiary of AMC Entertainment, Inc. (“AMC”) and Regal Cinemas, Inc. and Regal CineMedia Corporation, wholly owned subsidiaries of Cineworld Group plc and Regal Entertainment Group (“Regal”) each redeemed all of their outstanding membership units, 5,954,646 and 40,683,797, respectively, in exchange for shares of NCM, Inc. common stock, reducing AMC’s and Regal’s ownership to 0.0% in NCM LLC as of June 29, 2023. On February 23, 2023 and March 23, 2023, Cinemark Media, Inc. and Cinemark USA, Inc., wholly owned subsidiaries of Cinemark Holdings, Inc. (“Cinemark”), collectively redeemed 41,969,862 and 1,720,935, respectively, of their outstanding common membership units, in exchange for shares of NCM, Inc. common stock. These redemptions reduced Cinemark’s ownership interest to 0.0% as of June 29, 2023. AMC, Regal, Cinemark and their affiliates are referred to in this document as “founding members”.
The Company operates the largest cinema advertising network reaching movie audiences in the U.S., allowing the Company to sell advertising under long-term ESAs with the founding members and certain third-party network affiliates, under long-term network affiliate agreements.
On September 17, 2019, the Company entered into amendments to the exhibitor services agreements (“ESAs”) with Cinemark and Regal (collectively, the “2019 ESA Amendments”). The 2019 ESA Amendments extended the contract life of the ESAs with Cinemark and Regal by four years resulting in a weighted average remaining term of the ESAs with the founding members of approximately 16.2 years as of June 29, 2023. The network affiliate agreements expire at various dates between August 9, 2023 and December 31, 2037. The weighted average remaining term of the ESAs and the network affiliate agreements together is 13.3 years as of June 29, 2023. Subsequent to June 29, 2023, Regal will no longer be a founding member. Please refer to Note 14 - Subsequent Events.
As of June 29, 2023, NCM LLC had 174,059,774 common membership units outstanding, all of which 174,059,774 common membership units (100.0%) were owned by NCM, Inc., and its wholly owned subsidiary. Any future membership units held by the founding members are exchangeable into NCM, Inc. common stock on a one-for-one basis, at the discretion of the holder.
NCM LLC’s Chapter 11 Proceedings
On April 11, 2023 (the “petition date”), NCM LLC filed a voluntary petition for reorganization with a prearranged Chapter 11 plan under Chapter 11 of title 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of Texas. The Chapter 11 Case is being administered under the caption In re: National CineMedia, LLC, Case No. 23-90291.
On April 11, 2023, NCM, Inc. entered into a restructuring support agreement (the “Restructuring Support Agreement”) with NCM LLC and certain of NCM LLC’s (a) prepetition lenders under (i) that certain Credit Agreement, dated as of June 20, 2018 among NCM LLC as Borrower, JPMorgan Chase Bank, N.A. (“JPM”) in its capacity as administrative agent, and the lenders party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”); (ii) the Revolving Credit Agreement dated as of January 5, 2022 among NCM LLC as Borrower, Wilmington Savings Fund Society, FSB in its capacity as administrative agent, and the lenders party thereto (as amended, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement 2022”); and (b) prepetition noteholders under (i) the Secured Notes Indenture dated as of October 8, 2019 and Computershare Trust Company, National Association (“Computershare”) in its capacity as indenture trustee (as amended, supplemented or otherwise modified from time to time, the “Secured Notes Indenture” and together with the Credit Agreement and Revolving Credit Agreement 2022, the “Prepetition Secured Debt Documents”) and (ii) the Unsecured Notes Indenture dated as of August 19, 2016 with Computershare in its capacity as indenture trustee (as amended, supplemented or otherwise modified from time to time, the “Unsecured Notes Indenture”). The parties to the Restructuring Support Agreement hold, in the aggregate, more than two-thirds of all claims arising under the Prepetition Secured Debt Documents.
The Restructuring Support Agreement provides for, among other things (collectively, the “Restructuring Transactions”) (i) the “Up-C” structure pursuant to which shares of NCM, Inc. are sold to the public and the limited liability company common membership units of NCM (“common membership units”) may be redeemed for NCM, Inc.’s public shares shall remain in place to enable NCM LLC and NCM, Inc. to continue to comply with the ESAs and other joint venture agreements, meaning (a) that certain Third Amended and Restated Limited Liability Operating Agreement; (b) that certain Common Unit Adjustment Agreement; (c) that certain Tax Receivable Agreement; (d) that certain Management Services Agreement; (e) that certain

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

Software License Agreement; and (f) those certain ESAs (“Joint Venture Agreements”); (ii) the Joint Venture Agreements shall be assumed as of the plan effective date through a plan of reorganization; (iii) NCM, Inc. shall affirm its obligations under the Joint Venture Agreements and to take the necessary corporate action to maintain the “Up-C” structure; (iv) outstanding claims under the Prepetition Secured Debt Documents, existing equity interests in NCM LLC, and notes, instruments, certificates and other documents evidencing claims or interests, including credit agreements and indentures, shall be cancelled, and (A) holders of Prepetition Secured Debt Documents and NCM, Inc. will receive 100.0% of the common membership units of the reorganized NCM LLC (the “new common membership units”) a portion of which will be reallocated to NCM, Inc. pursuant to the NCMI 9019 Settlement (as defined within the Restructuring Support Agreement), subject to dilution, and (B) if no unsecured creditors committee is appointed in the Chapter 11 Case, then the holders of Unsecured Funded Debt Claims (as defined in the Restructuring Support Agreement) shall receive warrants, exercisable at a total equity value of $1.04 billion, for five percent of the new common membership units, subject to dilution; (v) NCM, Inc. shall make a capital contribution of approximately $15.0 million of cash on hand in exchange for new common membership units (the “NCMI 9019 Capital Contribution”); (vi) holders of Prepetition Secured Debt Documents will be issued preferred stock of NCM, Inc. entitling the holders to voting rights equal to the economic interests held by such holders in NCM LLC; and (vii) NCM LLC shall emerge without any debt, but if additional exit financing is needed, NCM LLC will first seek to obtain a revolving credit facility from a third party lending institution, but if, despite best efforts, NCM LLC is unable to obtain a revolving credit facility acceptable to NCM LLC’s secured lenders, then certain of NCM LLC’s secured lenders shall provide such financing in the form of a first lien term loan facility on such arm’s-length terms and conditions as to be agreed upon. Following the transactions contemplated by the Restructuring Support Agreement, NCM, Inc. is projected to have an aggregate ownership interest of approximately 13.8% of NCM LLC on account of the NCMI 9019 Settlement, NCM, Inc.’s ownership of Secured Notes and the NCMI 9019 Capital Contribution.
NCM, Inc. continues to manage NCM LLC, the “debtor in possession”, under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court through the date of emergence on August 7, 2023. Prior to filing the Chapter 11 Case, because of potential conflicts that may arise between NCM LLC and NCM, Inc., NCM LLC appointed Carol Flaton of Hamlin Partners LLC as an independent manager at NCM LLC to address these limited conflict matters in March 2023 (the “Independent Manager”). This appointment of the Independent Manager does not otherwise change NCM, Inc.’s position as manager of NCM LLC.
In general, as debtor in possession under the Bankruptcy Code, NCM LLC is authorized to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. Pursuant to “first day” motions filed with the Bankruptcy Court, the Bankruptcy Court authorized NCM LLC to conduct its business activities in the ordinary course and, among other things and subject to the terms and conditions of such orders, authorized employees at NCM, Inc. to continue providing day-to-day management services to NCM LLC, and NCM LLC to pay employee wages and benefits and vendors and suppliers in the ordinary course for all goods and services going forward.
In addition, as part of its “first day” relief, NCM LLC received authority to use its encumbered cash collateral with the consent of certain of its prepetition secured lenders to administer the Chapter 11 Case and continue its business operations (the “Cash Collateral Order”). Consistent with the Cash Collateral Order, NCM LLC’s normal operating cash flows are providing liquidity for NCM LLC to operate as usual and fulfill ongoing commitments to stakeholders.
On April 26, 2023, the Office of the United States Trustee for Region 7 appointed an official committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (the “Committee”).
On April 26, 2023, NCM LLC filed a Plan of Reorganization of National CineMedia Pursuant to Chapter 11 of the Bankruptcy Code (as amended, modified or supplemented to date the “Plan”) and a related proposed disclosure statement (as amended, modified, or supplemented to date the “Disclosure Statement”). NCM LLC also filed a motion with the Bankruptcy Court requesting approval of the Disclosure Statement and various Plan solicitation materials, including the solicitation and voting procedures, and establishment of certain deadlines in connection with the approval of the Disclosure Statement.
The Plan and the Disclosure Statement describe, among other things, the proposed Plan; the restructuring contemplated by the Restructuring Support Agreement; the events leading to the Chapter 11 Case; certain events that have occurred or are anticipated to occur during the Chapter 11 Case, including the anticipated solicitation of votes to approve the proposed Plan from certain of NCM LLC’s creditors; and certain other aspects of the restructuring.
The Plan is intended to generally implement the restructuring contemplated by the Restructuring Support Agreement and provides for, among other things, the treatment for classes of claims and interests as follows:
•Secured Debt Claims. Each holder of a Secured Debt Claim (the secured portion of the aggregate principal amount outstanding under the Prepetition Secured Debt Documents) shall receive its pro rata share of 100% of new common

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

membership units (the equity in reorganized NCM LLC) subject to (a) reallocation of new common membership units to NCMI pursuant to the NCMI 9019 Settlement and (b) dilution on account of new common membership units issued on account of, among other things, a post-emergence management incentive plan. Each holder may elect to convert its new common membership units into an equal number of shares in NCM, Inc. only at the time of issuance and the Company currently expects all holders to make this election.
•General Unsecured Claims. Each holder of a general unsecured claim (“General Unsecured Claims”), which includes, among other things, claims under the Unsecured Notes Indenture, shall receive its pro rata share of $15,000,000, with (i) $14,500,000 contributed by NCM LLC and (ii) $500,000 contributed directly from NCM, Inc. The treatment of General Unsecured Claims was changed in the Plan upon the appointment of the Committee and upon settlement with the Committee.
•General Unsecured Convenience Claims. Each holder of a General Unsecured Claim in the amount of $50,000 or less shall receive payment in full in cash on NCM LLC’s emergence from Chapter 11 or the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such claim; provided that any General Unsecured Claim (other than claims under the Unsecured Note Indenture) that is allowed in excess of $50,000 shall not be treated as a General Unsecured Convenience Claim unless the Holder of such allowed General Unsecured Claim opts in to such treatment and agrees to reduce its allowed General Unsecured Claim to $50,000 pursuant to the procedures set forth in the Confirmation Order.
•Existing NCM LLC Interests. Interest in NCM LLC will receive no recovery and shall be cancelled.
On June 27, 2023, the Bankruptcy Court entered an order (the “Confirmation Order”) approving the Disclosure Statement on a final basis and confirming the Company’s Plan. On August 3, 2023, NCM, Inc. filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split of NCM, Inc.’s issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), effective upon the filing of the Certificate of Amendment (the “Reverse Stock Split”). The Common Stock was quoted on the Nasdaq Stock Market on a post-split basis at the open of business on August 4, 2023. On August 7, 2023, all the conditions to effectiveness of the Plan were satisfied or waived, the Restructuring Transactions were substantially consummated, and NCM LLC emerged from bankruptcy. Pursuant to the NCM LLC operating agreement, the common membership units of NCM LLC were split at the same ratio with the same effective date in order to maintain the one-to-one ratio of common stock outstanding to common membership units issued. On August 7, 2023, NCM LLC entered into a Loan, Security and Guarantee Agreement (the “Revolving Credit Facility 2023”) with the lenders party thereto and CIT Northbridge Credit LLC as agent. Under the Revolving Credit Facility 2023, NCM LLC has access to a revolving credit facility with aggregate commitments totaling $55,000,000. For more information about the Chapter 11 Case and Exit Financing refer to Note 13—Bankruptcy and 14—Subsequent Events of the unaudited Financial Statements.
Basis of Presentation
The Company has prepared its Financial Statements and related notes of NCM LLC in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).
In the opinion of management, all adjustments necessary to present fairly in all material respects the financial position, results of operations and cash flows for all periods presented have been made. Historically, the Company’s business has been seasonal and for this and other reasons operating results for interim periods have not been indicative of the Company’s full year results or future performance. As a result of the various related party agreements discussed in Note 7—Related Party Transactions, the operating results as presented are not necessarily indicative of the results that might have occurred if all agreements were with non-related third parties.  The Company manages its business under one operating and reportable segment of advertising.
Advertising is the principal business activity of the Company and is the Company’s only operating and reportable segment under the requirements of ASC 280 – Segment Reporting.
Going Concern—The accompanying unaudited Financial Statements are prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
NCM LLC filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Southern District of Texas on April 11, 2023. In general, as debtor in possession under the Bankruptcy Code, NCM LLC is authorized to continue to operate as an ongoing business but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. As a result of the bankruptcy petition, the realization of NCM LLC’s assets and the

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

satisfaction of liabilities are subject to significant uncertainty. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. Given the Chapter 11 Case, NCM LLC’s outstanding debt became immediately due and payable and was reclassified as current within the Company’s Balance Sheet as of December 29, 2022 and is presented within “Liabilities subject to compromise” on the Company’s Balance Sheet as of June 29, 2023. Further, a Chapter 11 plan of reorganization for NCM LLC is likely to materially change the amounts and classifications of assets and other liabilities reported in the Company’s unaudited Balance Sheet as of June 29, 2023. However, on August 7, 2023, all the conditions to effectiveness of the Plan were satisfied or waived, the Restructuring Transactions were substantially consummated, the exit financing was obtained through entering into the Revolving Credit Facility 2023 and NCM LLC emerged from bankruptcy. As a result, this does alleviate the substantial doubt about the Company’s ability to continue as a going concern.
The unaudited Financial Statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the going concern uncertainty.
Estimates—The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable, share-based compensation, intangible assets and forecasts utilized to evaluate the Company’s ability to continue as a going concern. Actual results could differ from estimates.
Significant Accounting Policies
Revenue Recognition—The Company derives revenue principally from the sale of advertising to national, regional and local businesses in Noovie®, our cinema advertising and entertainment show seen on movie screens across the U.S., as well as on our LEN, a series of strategically-placed screens located in movie theater lobbies, as well as other forms of advertising and promotions in theater lobbies. In addition, the Company sells online and mobile advertising, including through Noovie Audience Accelerator, through NCM LLC's digital gaming products including Noovie Trivia, Name That Movie and Noovie Shuffle, which can be played on the mobile apps and through partnerships with certain internet platforms. Further the Company sells advertising in a variety of complementary out of home venues, including restaurants, convenience stores and college campuses. The Company also has a long-term agreement to exhibit the advertising of the founding members’ beverage suppliers. The Company considers the terms of each arrangement to determine the appropriate accounting treatment as more fully discussed in Note 2—Revenue from Contracts with Customers.
Operating Costs—The Company classifies its core operating expenses within the following categories on the unaudited Statements of Operations:
Advertising operating costs—This balance relates to advertising fulfillment-related operating costs primarily consisting of personnel and other costs, revenue share and per patron based fees due to network affiliates and other sales partners, and to a lesser extent, production costs of non-digital advertising.
Network costs—This balance consists of personnel, satellite bandwidth, repairs and other costs of maintaining and operating the digital network as well as preparing advertising and other content for transmission across the digital network.
Theater access fees and revenue share to founding members—This balance consists of payments to the founding members in return for the rights to advertise in their theaters comprised of a payment per theater attendee, a payment for post-showtime advertising, a payment per digital screen and a payment per digital cinema projector equipped in the theaters, all of which escalate over time, and revenue share for the Platinum Spot, when sold.
Selling and marketing costs—This balance consists primarily of sales personnel costs including sales commissions and selling related expenses such as travel, barter and bad debt expense, marketing expenses including research subscriptions and studies and production costs for internal segments shown within the Noovie® show, lease expense for the Company’s sales offices and costs associated with digital inventory, including revenue shares paid to DOOH and other partners. This balance also includes advertising-related costs incurred promoting the Company's digital products. The Company recognized advertising costs of $0.0 million, $0.0 million, $0.0 million and $0.0 million for the three and six months ended June 29, 2023 and June 30, 2022, respectively. These costs are expensed when incurred.
Administrative and other costs—This balance consists of personnel costs for the Company’s executives as well as administrative functions including legal, information technology and accounting, lease expense for the Company’s headquarters, legal and professional fees, cloud computing costs for the Company’s cinema advertising management system and repairs and maintenance costs.

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

Restricted Cash— The Company’s restricted cash balance was $2.1 million and $2.1 million as of June 29, 2023 and the year ended December 29, 2022, respectively. The balance related to fees due to Regal in accordance with the ESA which were held in escrow in conjunction with the Cineworld Proceeding.
Concentration of Credit Risk and Significant Customers—The risk of credit loss related to the Company's trade receivables and unbilled receivables balances is accounted for through the allowance for doubtful accounts, a contra asset account which reduces the net receivables balance. The allowance for doubtful accounts balance is determined by pooling the Company's receivables with similar risk characteristics, specifically by type of customer (national or local/ regional) and then age of receivable, and applying historical write off percentages to these pools in order to determine the amount of expected credit losses as of the balance sheet date. National receivables are with large advertising agencies with strong reputations in the advertising industry and clients with stable financial positions and good credit ratings, represent larger receivables balances per customer and have significantly lower historical and expected credit loss patterns. Local and regional receivables are with smaller companies, sometimes with less credit history, represent smaller receivable balances per customer and have higher historical and expected credit loss patterns. The Company has smaller contracts with many local clients that are not individually significant. The Company also considers current economic conditions and trends to determine whether adjustments to historical loss rates are necessary. The Company also reserves for specific receivable balances that it expects to write off based on known concerns regarding the financial health of the customer. Receivables are written off when management determines amounts are uncollectible.
The Company had no agencies through which it sourced advertising revenue that accounted for more than 10% of the Company’s gross outstanding receivable balance as of June 29, 2023. The Company had one agency through which it sourced advertising revenue that accounted for 13.0% of the Company's gross outstanding receivable balance as of December 29, 2022. During the three and six months ended June 29, 2023, the Company had one customer that accounted for 10.6% and 11.7% of the Company's revenue, respectively. During the three and six months ended June 30, 2022, the Company had one customer that accounted for 14.8% and 15.3% of the Company’s revenue, respectively.
Receivables consisted of the following (in millions):

	As of
	June 29, 2023	December 29, 2022
Trade accounts	$60.9	$84.0
Other	0.1	0.6
Less: Allowance for doubtful accounts	(1.7)	(1.7)
Total	$59.3	$82.9
Long-lived Assets—Property and equipment is stated at cost, net of accumulated depreciation or amortization. Generally, the equipment associated with the digital network of the founding member theaters is owned by the founding members, while the equipment associated with network affiliate theaters is owned by the Company. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. The Company records depreciation using the straight-line method over the following estimated useful lives:

Equipment	4-10 years
Computer hardware and software	3-5 years
Leasehold improvements	Lesser of lease term or asset life

Software and website development costs developed or obtained for internal use are accounted for in accordance with ASC 350—Internal Use Software and ASC 350– Website Development Costs.  The subtopics require the capitalization of certain costs incurred in developing or obtaining software for internal use. Software costs related primarily to the Company’s cinema advertising management system, digital products, digital network distribution system (DCS), enterprise resource planning system and website development costs, which are included in equipment, and are depreciated over three to ten years. As of June 29, 2023 and December 29, 2022, the Company had a net book value of $7.1 million and $7.4 million, respectively, of capitalized software and website development costs. Depreciation expense related to software and website development was approximately $0.8 million, $0.8 million, $1.6 million and $2.1 million for the three and six months ended June 29, 2023 and June 30, 2022, respectively.  The subtopics also require the capitalization of certain implementation costs related to qualifying Cloud Computing Arrangements (“CCAs”) upon adoption of ASU 2018-15— Intangibles - Goodwill and Other - Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract as of September

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

28, 2018. As of June 29, 2023 and December 29, 2022 the Company had a net book value of $4.0 million and $3.7 million of capitalized implementation costs for CCAs, respectively. These costs primarily relate to the Company's hosted cinema advertising management system which was implemented in January 2021. Depreciation expense related to capitalized implementation costs for CCAs was approximately $0.1 million, $0.1 million, $0.3 million and $0.2 million for the three and six months ended June 29, 2023 and June 30, 2022, respectively. These costs are amortized to “Administrative and other costs” within the unaudited Statements of Operations over the life of the hosting arrangement beginning at implementation. For the three and six months ended June 29, 2023 and June 30, 2022, the Company recorded $0.3 million, $0.4 million, $1.8 million and $2.5 million in research and development expense, respectively.
The Company assesses impairment of long-lived assets pursuant to Accounting Standards Certification 360—Property, Plant and Equipment. This includes determining whether certain triggering events have occurred that could affect the value of an asset. The Company recorded losses of $0.0 million, $0.0 million, $0.0 million, and $5.8 million, related to the write-off of certain internally developed software during the three months ended June 29, 2023 and June 30, 2022, and six months ended June 29, 2023 and June 30, 2022, respectively, which has been included within “Impairment of long-lived assets” within the respective unaudited Statements of Operations.
Intangible Assets—Intangible assets consist of contractual rights to provide its services within the theaters of the founding members and network affiliates and are stated at cost, net of accumulated amortization. The Company records amortization using the straight-line method over the contractual life of the intangibles, corresponding to the term of the ESAs or the term of the contract with the network affiliate. Intangible assets are tested for impairment whenever events or changes in circumstances indicate the carrying value may not be fully recoverable.  In its impairment testing, the Company estimates the fair value of its ESAs or network affiliate agreements by determining the estimated future cash flows associated with the ESAs or network affiliate agreements. If after determining that gross cash flows are insufficient to recover the asset, the estimated fair value is less than the carrying value, the intangible asset is written down to its estimated fair value. Significant judgment is involved in estimating long-term cash flow forecasts. Refer to Note 4—Intangible Assets to the unaudited Financial Statements for discussion of the Company's consideration of the impact of the Cineworld Proceeding within the impairment testing performed over the Company's intangible assets during the six months ended June 29, 2023. The Company recorded $0.0 million, $0.0 million, $0.0 million and $0.0 million, respectively, in impairment charges related to intangible assets during the three and six months ended June 29, 2023 and June 30, 2022. The Company has elected to capitalize extension costs on its intangible assets and thus capitalized the legal and professional costs incurred in conjunction with the 2019 ESA Amendments.
Amounts Due to/from Founding Members—Amounts due to/from founding members include amounts due for the theater access fees and revenue share, offset by a receivable for advertising time purchased by the founding members on behalf of their beverage concessionaire, plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly. Available cash distributions are made quarterly contingent upon the Company's compliance with the covenants outlined within the Credit Agreement Second and Third Amendments and in accordance with the NCM LLC Operating Agreement.
Amounts Due to Managing Member—Amounts due to the managing member include amounts due under the NCM LLC Operating Agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are due monthly.
Income Taxes—NCM LLC is not a taxable entity for federal income tax purposes. Accordingly, NCM LLC does not directly pay federal income tax. NCM LLC’s taxable income or loss, which may vary substantially from the net income or loss reported in the Statements of Operations, is includable in the federal income tax returns of each founding member and the managing member. NCM LLC is, however, a taxable entity under certain state jurisdictions. Further, in some state instances, NCM LLC may be required to remit composite withholding tax based on its results on behalf of its founding members and managing member.
Debt Issuance Costs—In relation to the issuance of outstanding debt discussed in Note 8—Borrowings, there is a balance of $8.9 million and $11.2 million in deferred financing costs as of June 29, 2023 and December 29, 2022, respectively which are presented as reductions to debt outstanding within “Liabilities subject to compromise” as of June 29, 2023 and “Short term debt, net of debt issuance costs” as of December 29, 2022 within the Unaudited Balance Sheet in accordance with Accounting Standards Codification (“ASC”) Topic 852 Reorganizations (“ASC 852”). The debt issuance costs are being amortized on a straight-line basis over the terms of the underlying obligations and are included in interest on borrowings, which approximates the effective interest method. Debt issuance costs are written-off in the event that the underlying debt is extinguished through partial or full repayment of the obligation.
The changes in debt issuance costs are as follows (in millions):

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

	For the periods ended
	June 29, 2023	December 29, 2022
Beginning balance	$11.2	$15.0
Debt issuance costs	0.8	5.1
Amortization of debt issuance costs	(3.1)	(8.9)
Ending balance	$8.9	$11.2
Share-Based Compensation—During 2023 and 2022, NCM, Inc. issued stock options and restricted stock units. The management services agreement between NCM LLC and NCM, Inc. provides that NCM LLC employees may participate in NCM, Inc.'s Equity Incentive Plans. Restricted stock units vest upon the achievement of Company two or three-year cumulative performance measures and service conditions or only service conditions. The Company recognizes share-based compensation net of an estimated forfeiture rate. Compensation expense of restricted stock units that vest upon the achievement of Company performance measures is based on management’s financial projections and the probability of achieving the projections, which require considerable judgment. A cumulative adjustment is recorded to share-based compensation expense in periods that management changes its estimate of the number of shares expected to vest. Ultimately, the Company adjusts the expense recognized to reflect the actual vested shares following the resolution of the performance conditions. Dividends are accrued when declared on unvested restricted stock units that are expected to vest and are only paid with respect to shares that actually vest.
Compensation cost of stock options is based on the estimated grant date fair value using the Black-Scholes option pricing model, which requires that the Company make estimates of various factors. Under the fair value recognition provisions of ASC 718 Compensation – Stock Compensation, the Company recognizes share-based compensation net of an estimated forfeiture rate, and therefore only recognizes compensation cost for those shares expected to vest over the requisite service period of the award. Share-based compensation expense for NCM, Inc. employees and directors is reimbursed through the management services fee and is included within “Administrative fee - management member” within the unaudited Statements of Operations. Share-based compensation expense for NCM LLC employees is included within “Network costs”, “Selling and marketing costs” and “Administrative and other costs” within the unaudited Statements of Operations. Refer to Note 9— Share-Based Compensation for more information.
Fair Value Measurements—Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
Recently Adopted Accounting Pronouncements
In October 2021, the FASB issued ASU No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” ASU 2021-08 requires the company acquiring contract assets and contract liabilities obtained in a business combination to recognize and measure them in accordance with ASC 606, “Revenue from Contracts with Customers”. At the acquisition date, the company acquiring the business should record related revenue, as if it had originated the contract. Before the update such amounts would be recognized by the acquiring company at fair value. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Company adopted this in the second quarter of 2023 and it did not have a material impact on the Company’s unaudited Financial Statements.
Recently Issued Accounting Pronouncements
In March 2020, the FASB issued Accounting Standards Update No. 2020-04, Reference Rate Reform (“ASU 2020-04”), which provides temporary optional guidance to companies impacted by the transition away from the London Interbank Offered Rate (“LIBOR”). The guidance provides certain expedients and exceptions to applying GAAP in order to lessen the potential

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

accounting burden when contracts, hedging relationships, and other transactions that reference LIBOR as a benchmark rate are modified. This guidance is effective upon issuance and expires on December 31, 2024. The Company concluded the LIBOR transition did not have a material impact on the Company’s unaudited Financial Statements.
The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its unaudited Financial Statements or notes thereto.
2. REVENUE FROM CONTRACTS WITH CUSTOMERS AND ACCOUNTS RECEIVABLE
Revenue Recognition
The Company derives revenue principally from the sale of advertising to national, regional and local businesses in the Noovie® show, the Company’s cinema advertising and entertainment show. The Company also sells advertising through the LEN, a series of strategically-placed screens located in movie theater lobbies, as well as other forms of advertising and promotions in theater lobbies. In addition, the Company sells online and mobile advertising, including through Noovie Audience Accelerator, through NCM LLC's digital gaming products including Noovie Trivia, Name That Movie and Noovie Shuffle, which can be played on the mobile apps and through partnerships with certain internet platforms. Further the Company sells advertising in a variety of complementary out of home venues, including restaurants, convenience stores and college campuses. The Company also has a long-term agreement to exhibit the advertising of the founding members’ beverage suppliers.
National and regional advertising, including advertising under the beverage concessionaire and courtesy PSA agreements, are sold on a CPM basis. The Company recognizes national and regional advertising over time as impressions (or theater attendees) are delivered. National advertising is also sold to content partners. The content partners provide the Company with original entertainment content segments, typically 90 seconds in length, that are entertaining, informative, or educational in nature in the Noovie show and they make commitments to buy a portion of the Company’s advertising inventory at a specified CPM.  The Company recognizes revenue for the content segments ratably over time as the content segments air. Local advertising is sold on a per-screen, per-week basis and to a lesser extent on a CPM basis. The Company recognizes local on-screen advertising revenue over the period in which the advertising airs as dictated by the underlying sales contracts. When sold separately, LEN advertising and lobby promotions are sold based on length and breadth of the promotion. The Company recognizes revenue derived from lobby network and promotions over time when the advertising is displayed in theater lobbies. The Company sells online and mobile advertising on a CPM basis. The Company recognizes revenue from branded entertainment websites and mobile applications over time as the online or mobile impressions are served.
Customer contracts often include multiple advertising services to reach the moviegoer at multiple points during a theater experience. The Company considers each of these advertising services to represent distinct performance obligations of the contract and allocates a portion of the transaction price to each service based upon the standalone selling price of the service, when available. When standalone selling prices are not available or not applicable given the nature of the customer, the Company allocates the transaction price based upon all information that is reasonably available and maximizes the use of observable inputs. Methods utilized include the adjusted market and expected cost-plus margin approaches.
The Company enters into barter transactions that exchange advertising program time for products and services used principally for selling and marketing activities. The Company records barter transactions at the estimated fair value of the products and services received. Revenue for advertising barter transactions is recognized when advertising is provided, and products and services received are charged to expense when used. Revenue from barter transactions for the three and six months ended June 29, 2023 and June 30, 2022 was $0.4 million, $0.0 million, $0.4 million and $0.0 million, respectively. Expense recorded from barter transactions for the three and six months ended June 29, 2023 and June 30, 2022 was $0.3 million, $0.1 million, $0.3 million and $0.1 million, respectively. This expense is included within “Selling and marketing costs” on the unaudited Statements of Operations.
The Company recognizes revenue as the performance obligation for the advertising services is satisfied. Invoices are generated following the processing of each revenue contract and payment is due from the customer within 30 days of the invoice date. Customers select to pay the invoice in full at the start of a contract or through equal monthly installments over the course of the contract. The Company records deferred revenue when cash payments are received, or invoices are issued, in advance of revenue being earned. Deferred revenue is classified as a current liability as it is expected to be earned within the next twelve months.
The Company does not have any contracts with terms in excess of one year that are noncancellable as of June 29, 2023. Agreements with a duration less than one year are not included within this disclosure as the Company elected to use the practical expedient in ASC 606-10-50-14 for those contracts.  In addition, the Company’s contracts longer than one year that are cancellable are not included within this disclosure.
Disaggregation of Revenue

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

The Company disaggregates revenue based upon the type of customer: national; local and regional; and beverage concessionaire. This method of disaggregation is in alignment with how revenue is reviewed by management and discussed with and historically disclosed to investors.
The following table summarizes revenue from contracts with customers for the three and six months ended June 29, 2023 and June 30, 2022 (in millions):

	Three Months Ended		Six Months Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
National advertising revenue	$43.7	$50.7	$66.2	$77.0
Local and regional advertising revenue	14.0	10.5	22.0	16.6
Founding member advertising revenue from beverage concessionaire agreements	6.7	5.9	11.1	9.4
Total revenue	$64.4	$67.1	$99.3	$103.0
Deferred Revenue and Unbilled Accounts Receivable
Revenue recognized in the six months ended June 29, 2023 that was included within the Deferred Revenue balance as of December 29, 2022 was $8.5 million. As of June 29, 2023 and December 29, 2022, the Company had $2.9 million and $5.0 million, respectively, in unbilled accounts receivable.
Allowance for Doubtful Accounts
The allowance for doubtful accounts balance is determined separately for each pool of the Company's receivables with similar risk characteristics. The Company has determined that two pools, national customers and local/ regional customers, is appropriate. The changes within the allowance for doubtful accounts balances for the six months ended June 29, 2023 and June 30, 2022, respectively, were as follows (in millions):

	Six Months Ended
	June 29, 2023		June 30, 2022
	Allowance for National Customer Receivables	Allowance for Local/ Regional Customer Receivables	Allowance for National Customer Receivables	Allowance for Local/ Regional Customer Receivables
Balance at beginning of period	$0.3	$1.4	$0.3	$1.4
Provision for bad debt	(0.2)	0.3	—	0.6
Write-offs, net	—	(0.1)	(0.2)	(0.2)
Balance at end of period	$0.1	$1.6	$0.1	$1.8

3.    PROPERTY AND EQUIPMENT
The following is a summary of property and equipment, at cost less accumulated depreciation (in millions):

	As of
	June 29, 2023	December 29, 2022
Equipment, computer hardware and software	$64.2	$63.8
Leasehold improvements	2.9	2.9
Less: Accumulated depreciation	(56.7)	(54.8)
Subtotal	10.4	11.9
Construction in progress	1.2	1.1
Total property and equipment	$11.6	$13.0
4. INTANGIBLE ASSETS
The Company’s intangible assets consist of contractual rights to provide its services within the theaters of the founding members and network affiliates. The Company records amortization using the straight-line method over the contractual life of the intangibles, corresponding to the term of the ESAs or the term of the contract with the network affiliate. The Company’s intangible assets with the founding members are recorded at the fair market value of NCM, Inc.’s publicly traded stock as of the

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

date on which the common membership units were issued. The Company’s common membership units are fully convertible into NCM, Inc.’s common stock. The Company also records intangible assets for upfront fees paid to network affiliates upon commencement of a network affiliate agreement. Pursuant to ASC 350-10—Intangibles—Goodwill and Other, the Company’s intangible assets have a finite useful life and the Company amortizes the assets over the remaining useful life corresponding with the ESAs or the term of the contract with the network affiliate. The Company extended the useful life of the intangible asset for Cinemark and Regal in 2019 following the extension of the ESA term in conjunction with the 2019 ESA Amendments. There was no impact to the Payable to founding members under tax receivable agreement as the useful life of the intangible assets were not deemed to be extended for tax purposes and there were no changes made to the tax receivable agreements.
During the third quarter of 2022, Cineworld Group plc, the parent company of Regal, and certain of its subsidiaries, including Regal, Regal Cinemas, Inc., a party to the ESA, and Regal CineMedia Holdings, LLC, a party to other agreements with the Company and NCM, Inc., filed petitions of reorganization under Chapter 11 of the United States Bankruptcy Code in the Southern District of Texas (the “Cineworld Proceeding”). On October 21, 2022, Regal filed a motion to reject the ESA without specifying an effective date for the rejection and indicated that Regal planned on negotiating with the Company regarding the ESA. The Company also filed a complaint against Regal seeking declaratory relief and an injunction prohibiting Regal from breaching certain exclusivity, non-compete, non-negotiate and confidentiality provisions in the ESA by entering into a new agreement with a third-party or bringing any of the services performed by the Company in-house. On February 1, 2023, Cineworld filed a motion for summary judgment on the Company’s adversary proceeding with a hearing scheduled during the second quarter of 2023. NCM, Inc. determined that this announced restructuring and subsequent developments constituted a triggering event for the Company’s intangible asset group, including the amount related to Regal, under ASC No. 360, Impairment and Disposal of Long-Lived Assets during the third and fourth quarter of 2022. Management considered possible scenarios in a probability-weighted estimated future undiscounted cash flow analysis, including the potential of further permanent closure of the theaters within NCM, Inc.'s network, renegotiation of the ESA terms and other potential adverse impacts to the Company’s intangible asset group resulting from the Cineworld Proceeding. The estimated future cash flows calculated within the probability-weighted analysis were in excess of the net book value of the Company’s intangible assets and no impairment charge was recorded in the year ended December 29, 2022. The Company concluded that a triggering event did not occur during the six months ended June 29, 2023 for the Company’s intangible asset group given the relative insignificance of the impact on the probability-weighted future undiscounted cash flow analysis of the changes within the circumstances during the six months end June 29, 2023. Such analysis required management to make estimates and assumptions based on historical data and consideration of future market conditions. NCM LLC has been in continued negotiations with Regal during 2023. Refer to Note 14—Subsequent Events for discussion of the resolution of NCM LLC’s negotiations with Regal and the dismissal of the adversary proceeding in the third quarter of 2023.
Common Unit Adjustments—In accordance with the Common Unit Adjustment Agreement with the founding members, on an annual basis the Company determines the amount of common membership units to be issued to or returned by the founding members based on theater additions, new builds or dispositions during the previous year. In the event a founding member does not have sufficient common membership units to return, the adjustment is satisfied in cash in an amount calculated pursuant to the Common Unit Adjustment Agreement. In addition, the Common Unit Adjustment Agreement requires that a Common Unit Adjustment occur for a specific founding member if its acquisition or disposition of theaters, in a single transaction or cumulatively since the most recent Common Unit Adjustment, results in an attendance increase or decrease in excess of two percent of the annual total attendance at the prior adjustment date.
During the first quarter of 2022, the Company issued 4,140,896 (6,483,893 issued, net of 2,342,997 returned) common membership units to its founding members for the rights to exclusive access to the theater screens and attendees added, net of dispositions, to the Company’s network during the 2021 fiscal year. The net impact as a result of the Common Unit Adjustment to the intangible asset was $10.4 million during the first quarter of 2022.
The Company did not issue common membership units to its founding members for the rights to exclusive access to the theater screens and attendees added, net of dispositions, to the Company’s network for the 2022 fiscal year during the six months ended June 29, 2023.
Integration Payments and Other Encumbered Theater Payments—If an existing on-screen advertising agreement with an alternative provider is in place with respect to any acquired theaters (“encumbered theaters”), the founding members may elect to receive common membership units related to those encumbered theaters in connection with the Common Unit Adjustment.  If the founding members make this election, then they are required to make payments on a quarterly basis in arrears in accordance with certain run-out provisions pursuant to the ESAs (“integration payments”). Because the Carmike Cinemas, Inc. (“Carmike”) theaters acquired by AMC are subject to an existing on-screen advertising agreement with an alternative provider, AMC makes integration payments to the Company. The integration payments will continue until the earlier of (i) the date the theaters are transferred to the Company’s network or (ii) the expiration of the ESA. Integration payments are calculated based upon the advertising cash flow that the Company would have generated if it had exclusive access to sell

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

advertising in the theaters with pre-existing advertising agreements. The ESAs additionally entitle the Company to payments related to the founding members’ on-screen advertising commitments under their beverage concessionaire agreements for encumbered theaters. These payments are also accounted for as a reduction to the intangible assets. During the three months ended June 29, 2023 and June 30, 2022, and six months ended June 29, 2023 and June 30, 2022, the Company recorded a reduction to net intangible assets of $0.9 million, $1.1 million, $1.2 million and $1.3 million, respectively, related to other encumbered theater payments. During the three months ended June 29, 2023 and June 30, 2022 and six months ended June 29, 2023 and June 30, 2022, AMC and Cinemark paid a total of $0.2 million, $0.3 million, $4.1 million and $1.5 million, respectively, in integration and other encumbered theater payments (as payments are made one quarter and one month in arrears, respectively). If common membership units are issued to a founding member for newly acquired theaters that are subject to an existing on-screen advertising agreement with an alternative provider, the amortization of the intangible asset commences after the existing agreement expires and the Company can utilize the theaters for all of its services.
The following is a summary of the Company’s intangible asset’s activity (in millions) during June 29, 2023 and the year ended December 29, 2022:

	As of December 29, 2022	Additions (1)	Disposals	Amortization	Integration and other encumbered theater payments (2)	As of June 29, 2023
Gross carrying amount	$856.9	$0.9	$—	$—	$(1.2)	$856.6
Accumulated amortization	(270.2)	—	—	(12.5)	—	(282.7)
Total intangible assets, net	$586.7	$0.9	$—	$(12.5)	$(1.2)	$573.9

	As of December 30, 2021	Additions (1)	Disposals	Amortization	Integration and other encumbered theater payments (2)	As of December 29, 2022
Gross carrying amount	$851.9	$10.8	$(0.4)	$—	$(5.4)	$856.9
Accumulated amortization	(245.6)	—	0.4	(25.0)	—	(270.2)
Total intangible assets, net	$606.3	$10.8	$—	$(25.0)	$(5.4)	$586.7

(1)There were $0.9 million and $0.4 million of additions related to upfront affiliate payments in 2023 and 2022 respectively. Additionally, during the first quarter of 2022, the Company issued 4,140,896 common membership units, net of 2,342,997 returned common membership units, to its founding members for the rights to exclusive access to the theater screens and attendees added, net of dispositions by the founding members to the Company’s network during the 2021 fiscal year and the Company recorded a net intangible asset of $10.4 million during the first quarter of 2022 as a result of the Common Unit Adjustment.
(2)Carmike theaters had pre-existing advertising agreements for some of the theaters it owned prior to their acquisitions by AMC and Paragon theaters had pre-existing advertising agreements for some of the theaters it owned prior to their acquisitions by Cinemark. As a result, AMC and Cinemark will make integration and other encumbered theater payments over the remaining term of those agreements. During the six months ended June 29, 2023 and the year ended December 29, 2022, the Company recorded a reduction to net intangible assets of $1.2 million and $5.4 million, respectively, related to integration and other encumbered theater payments due from AMC and Cinemark. During the six months ended June 29, 2023 and the year ended December 29, 2022, AMC and Cinemark paid a total of $4.1 million and $2.8 million, respectively, related to integration and other encumbered theater payments.
As of June 29, 2023 and December 29, 2022, the Company’s intangible assets related to the founding members, net of accumulated amortization, was $560.0 million and $572.4 million, respectively, with weighted average remaining lives of 16.2 years and 16.3 years, respectively.
As of June 29, 2023 and December 29, 2022, the Company’s intangible assets related to the network affiliates, net of accumulated amortization, was $13.9 million and $14.3 million, respectively, with weighted average remaining lives of 5.9 years and 6.1 years, respectively.
The estimated aggregate amortization expense for each of the five succeeding years is as follows (in millions):

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

Year	Amortization
July 2023 through December 2023	$11.8
2024	$23.3
2025	$23.3
2026	$23.3
2027	$23.0
2028	$22.4
5.    ACCRUED EXPENSES
The following is a summary of the Company’s accrued expenses (in millions):

	As of
	June 29, 2023	December 29, 2022
Accrued interest (1)	$—	$16.6
Other accrued expenses (2)	0.5	0.7
Total accrued expenses	$0.5	$17.3

(1)Accrued interest of $28.9 million as of June 29, 2023 is currently presented within “Liabilities subject to compromise” within the Unaudited Balance Sheets.
(2)Other accrued expenses of $0.3 million as of June 29, 2023 is currently presented within “Liabilities subject to compromise” within the Unaudited Balance Sheets.
6. MEMBERS’ EQUITY/(DEFICIT)
The founding members received all proceeds from NCM, Inc.’s IPO and related issuances of debt, except for amounts needed to pay out-of-pocket costs of the financings and other expenses. The ESAs with the founding members were amended and restated in conjunction with the IPO under which NCM LLC became the exclusive provider of advertising services to the founding members for a 30-year term. In conformity with accounting guidance of the SEC concerning monetary consideration paid to promoters, such as the founding members, in exchange for property conveyed by the promoters, the excess over predecessor cost was treated as a special distribution. Because the founding members had no cost basis in the ESAs, nearly all payments to the founding members with the proceeds of the IPO and related debt, have been accounted for as distributions. The distributions by NCM LLC to the founding members made at the date of the IPO resulted in a members’ deficit.
7. RELATED PARTY TRANSACTIONS
Founding Member and Managing Member Transactions—In connection with NCM, Inc.’s initial public offering (“IPO”), the Company entered into several agreements to define and regulate the relationships among NCM LLC, NCM, Inc. and the founding members which are outlined below. AMC has owned less than 5% of NCM LLC, on an as converted basis since July 2018 and is no longer a related party. AMC remains a party to the ESA, Common Unit Adjustment Agreement and certain other original agreements and is a member under the terms of the NCM LLC operating agreement, subject to fulfilling the requirements of Section 3.1 of the NCM LLC operating agreement. AMC will continue to participate in the annual Common Unit Adjustment and receive available cash distributions or allocation of earnings and losses in NCM LLC (as long as its ownership is greater than zero) and theater access fees. Further, AMC will continue to pay beverage revenue, among other things. AMC's ownership percentage does not impact future integration payments and other encumbered theater payments owed to NCM LLC by AMC. As of June 29, 2023, AMC’s ownership was 0.0%. As further described in Note 14-Subsequent Events, Regal is no longer a founding member or related party following July 14, 2023, the effective date of the Regal Advertising Agreement and the Regal Termination Agreement.
The material agreements with the founding members are as follows:
•ESAs. Under the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theaters (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members). The advertising services include the use of the DCN equipment required to deliver the on-screen advertising and other content included in the Noovie® show, use of the LEN and rights to sell and display certain lobby promotions. Further, 30 to 60 seconds of advertising included in the Noovie show is sold to the founding members to satisfy the founding members’ on-screen advertising commitments under their

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

beverage concessionaire agreements. In consideration for access to the founding members’ theaters, theater patrons, the network equipment required to display on-screen and LEN video advertising and the use of theaters for lobby promotions, the founding members receive a monthly theater access fee. In conjunction with the 2019 ESA Amendments, NCM LLC also pays Cinemark and Regal incremental monthly theater access fees and, subject to NCM LLC's use of specified inventory, a revenue share in consideration for NCM LLC's access to certain on-screen advertising inventory after the advertised showtime of a feature film beginning November 1, 2019 and the underlying term of the ESAs were extended until 2041. The ESAs and 2019 ESA Amendments are considered leases with related parties under ASC 842.
•Common Unit Adjustment Agreement. The common unit adjustment agreement provides a mechanism for increasing or decreasing the membership units held by the founding members based on the acquisition or construction of new theaters or sale of theaters that are operated by each founding member and included in NCM LLC’s network.
•Software License Agreement. At the date of the Company’s IPO, NCM LLC was granted a perpetual, royalty-free license from the founding members to use certain proprietary software that existed at the time for the delivery of digital advertising and other content through the DCN to screens in the U.S. NCM LLC has made improvements to this software since the IPO date and NCM LLC owns those improvements, except for improvements that were developed jointly by NCM LLC and the founding members, if any.
The following tables provide summaries of the transactions between the Company and the related party founding members (in millions):

	Three Months Ended		Six Months Ended
Included in the unaudited Statements of Operations:	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
Revenue:
Beverage concessionaire revenue (included in advertising revenue) (1)	$5.0	$4.6	$8.3	$7.4
Operating expenses:
Theater access fee and revenue share to founding members (2)	17.0	$16.9	30.9	29.8
Administrative fee - managing member (3)	6.4	2.7	11.3	5.2

(1)For the three and six months ended June 29, 2023 and June 30, 2022, Cinemark and Regal purchased 60 seconds of on-screen advertising time from the Company to satisfy their obligations under their beverage concessionaire agreements at a 30 seconds equivalent cost per thousand impressions (“CPM”) rate specified by the ESA.
(2)Comprised of payments per theater attendee, payments per digital screen with respect to the founding member theaters included in the Company’s network and payments for access to higher quality digital cinema equipment. Following the 2019 ESA Amendments this also includes payments to Cinemark and Regal for their share of the revenue from the sale of an additional single unit that is either 30 or 60 seconds of the Noovie pre-show in the trailer position directly prior to the “attached” trailers preceding the feature film (the “Platinum Spot”).
(3)    Pursuant to the Management Services Agreement between NCM, Inc. and NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including the services of the Chief Executive Officer, Chief Financial Officer, President - Sales, Marketing & Partnerships, Executive Vice President, Chief Revenue Officer and Executive Vice President, General Counsel and Secretary. In exchange for these services, NCM LLC reimburses NCM, Inc. for compensation paid to the officers (including share-based compensation) and other expenses of the officers and for certain out-of-pocket costs.

	As of
Included in the unaudited Balance Sheets:	June 29, 2023	December 29, 2022
Prepaid administrative fees to managing member (1)	0.6	$—
Common unit adjustments and ESA extension costs, net of amortization and integration payments (included in intangible assets) (2)	303.8	$312.2

(1)The payments to NCM, Inc. for estimated management services related to employment are made one month in advance. NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities,

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

equipment, supplies, payroll, accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant.
(2)Refer to Note 4—Intangible Assets for further information on common unit adjustments and integration payments. This balance includes common unit adjustments issued to Cinemark and Regal. However, effective on July 14, 2023, Regal rejected the ESA and it was terminated. Please refer to Note 14—Subsequent Events of the unaudited Financial Statements for further information.
Pursuant to the terms of the NCM LLC operating agreement in place since the completion of NCM, Inc.’s IPO, NCM LLC is required to make mandatory distributions on a proportionate basis to its members of available cash, as defined in the NCM LLC operating agreement, on a quarterly basis in arrears. Due to the continued recovery of theater attendance following the theater closures resulting from COVID-19 pandemic, the mandatory distributions of available cash by NCM LLC to NCM, Inc. for the six months ended June 29, 2023 were calculated as negative $31.6 million. Therefore, there will be no payment made for the second quarter of 2023. Under the terms of the NCM LLC operating agreement, these negative amounts will be netted against future positive available cash distributions for the second quarter each fiscal year after the extended covenant waiver holiday, contingent upon NCM LLC's compliance with the covenants outlined within the Credit Agreement Third Amendment defined within Note 8—Borrowings and in accordance with the NCM LLC operating agreement. Upon application of the netting methodology to the positive available cash earned but not distributed in the fourth quarter of 2022, the Company reversed the accrual of $19.3 million within the period ending June 29, 2023. All distributions were deferred during the Chapter 11 Case.
Amounts due to related party founding members, net, as of June 29, 2023 were comprised of the following. Note the portion of these balances related to the prepetition period are included within “Liabilities Subject to Compromise” within the Unaudited Balance Sheets (in millions):

	Cinemark	Regal	Total
Theater access fees and revenue share, net of beverage revenues and other encumbered theater payments	$10.3	$7.5	$17.8
Total amounts due to founding members, net	$10.3	$7.5	$17.8
Amounts due to related party founding members, net as of December 29, 2022 were comprised of the following (in millions):

	Cinemark	Regal	Total
Theater access fees and revenue share, net of beverage revenues and other encumbered theater payments	$11.1	$4.1	$15.2
Total amounts due to founding members, net	$11.1	$4.1	$15.2

AC JV, LLC Transactions—In December 2013, the Company sold its Fathom Events business to a newly formed limited liability company, AC JV, LLC, owned 32% by each of the founding members and 4% by the Company. The Company accounts for its investment in AC JV, LLC under the equity method of accounting in accordance with ASC 323-30, Investments—Equity Method and Joint Ventures (“ASC 323-30”) because AC JV, LLC is a limited liability company with the characteristics of a limited partnership and ASC 323-30 requires the use of equity method accounting unless the Company’s interest is so minor that it would have virtually no influence over partnership operating and financial policies. The Company’s investment in AC JV, LLC was $0.9 million and $0.8 million as of June 29, 2023 and December 29, 2022, respectively.
8. BORROWINGS
The commencement of the Chapter 11 Case constituted an event of default and caused the automatic and immediate acceleration of all debt outstanding under or in respect of NCM LLC’s Credit Agreements and senior notes. However, any efforts to enforce payment obligations under the debt agreements are automatically stayed as a result of the filing of the Chapter 11 Case, and the creditors’ rights of enforcement in respect of the debt agreements are subject to the applicable provisions of the Bankruptcy Code.

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

	Outstanding Balance as of
Borrowings	June 29, 2023	December 29, 2022	Maturity Date	Interest Rate
Revolving credit facility 2018	$167.0	$167.0	June 20, 2023	(1)
Revolving credit facility 2022	50.0	50.0	June 20, 2023	(1)
Term loans - first tranche	257.9	258.5	June 20, 2025	(1)
Term loans - second tranche	49.1	49.2	December 20, 2024	(1)
Senior secured notes due 2028	400.0	400.0	April 15, 2028	5.875%
Senior unsecured notes due 2026	230.0	230.0	August 15, 2026	5.750%
Total borrowings	$1,154.0	$1,154.7
Less: debt issuance costs and debt discounts related to term loans and senior notes	(7.2)	(7.9)
Total borrowings, net	$1,146.8	$1,146.8
Less: current portion of debt	—	(1,146.8)
Less: portion of debt subject to compromise	(1,146.8)	—
Carrying value of long-term debt	$—	$—
 ___________________________________________________
(1)The interest rates on the revolving credit facilities and term loans are described below.

Senior Secured Credit Facility—The Company’s credit agreement, as amended, (the “Credit Agreement”) consists of a term loan facility and a revolving credit facility. As of June 29, 2023, the Company’s senior secured credit facility consisted of a $175.0 million revolving credit facility, a $257.9 million term loan (first tranche) and a $49.1 million term loan (second tranche). The obligations under the senior secured credit facility are secured by a lien on substantially all of the assets of the Company.
On March 8, 2021, the Company entered into a second amendment to its Credit Agreement (“Credit Agreement Second Amendment”). Among other things, the Credit Agreement Second Amendment provides for certain modifications to the negative covenants, additional waivers and term changes outlined below and grants security interests in certain assets of the Company and other potential loan parties that are not currently pledged to the lenders. In addition, pursuant to the Credit Agreement Second Amendment, the Company incurred a second tranche of the term loans in an aggregate principal amount of $50.0 million, the net proceeds of $43.0 million to be used for general corporate purposes.
On January 5, 2022, the Company entered into a third amendment to its Credit Agreement (“Credit Agreement Third Amendment”), among the Company, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as previously amended. Among other things, the Credit Agreement Third Amendment provides for: (i) certain modifications to and extensions to modifications of the affirmative and negative covenants therein; (ii) the suspension of the consolidated net total leverage and consolidated net senior secured leverage financial covenants through the fiscal quarter ending December 28, 2023; (iii) the consolidated net total leverage ratio and consolidated net senior secured leverage ratio financial covenants to be set to 8.50 to 1.00 and 6.50 to 1.00, respectively, for the fiscal quarter ending on or about June 29, 2023, 8.00 to 1.00 and 6.00 to 1.00, respectively, for the fiscal quarter ending on or about September 28, 2023, and 6.25 to 1.00 and 4.50 to 1.00, respectively, for the fiscal quarter ending on or about December 28, 2023 and each fiscal quarter thereafter.
On January 17, 2023, the Company entered into (i) a fourth amendment to its Credit Agreement (the “Credit Agreement Fourth Amendment”), among the Company, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as previously amended and (ii) Revolving Credit Agreement Amendment. The Credit Agreement Fourth Amendment and Revolving Credit Agreement Amendment provide for the addback of specified professional fees paid by the Company during the period of January 6, 2023 through the date the Company delivers a compliance certificate for the quarter ending on or about December 28, 2023, when calculating the sum of unrestricted cash on hand at the Company and revolving credit facility availability under the Credit Agreement and Revolving Credit Agreement required to be maintained under each respective agreement.
The senior secured credit facility contains a number of covenants and financial ratio requirements including, (i) a consolidated net total leverage ratio covenant of 6.25 times for each quarterly period and (ii) with respect to the revolving credit facility, maintaining a consolidated net senior secured leverage ratio of equal to or less than 4.50 times on a quarterly basis for

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

each quarterly period in which a balance is outstanding on the revolving credit facility, each of which has been modified by the Credit Agreement Third Amendment. Pursuant to the terms of the Credit Agreement Third Amendment, the Company is restricted from making available cash distributions until after the Company delivers a compliance certificate for the quarter ending on or about December 28, 2023, and, thereafter, the Company may only make available cash distributions if: (i) no default or event of default under the Credit Agreement has occurred and is continuing; (ii) the consolidated net senior secured leverage ratio is equal to or less than 4.00 to 1.00; and (iii) the aggregate principal amount of all outstanding revolving loans under the Credit Agreement is $39.0 million or less. The commencement of the Chapter 11 Case on the petition date constituted an event of default and caused the automatic and immediate acceleration of all debt outstanding under or in respect of, NCM LLC’s Credit Agreements and senior notes.
Term Loans—First Tranche—The interest rate on the initial tranche of term loans was originally a rate chosen at the Company’s option of either the LIBOR index plus 4.00% or the base rate plus 3.00%. The rate increased from LIBOR index plus 2.75% or the base rate plus 1.75%.  The contractual interest rate on the term loans as of June 29, 2023 was 8.88%. The term loans amortize at a rate equal to 1.00% annually, to be paid in equal quarterly installments. As of June 29, 2023, NCM LLC has paid principal of $12.1 million, reducing the outstanding balance to $257.9 million.
Term Loans—Second Tranche—The interest rate on the second tranche of term loans is the LIBOR index plus 8.00%. The contractual interest rate on the term loans as of June 29, 2023 was 12.88%. The term loans amortize at a rate equal to 1.00% annually, to be paid in equal quarterly installments. As of June 29, 2023, NCM LLC has paid principal of $0.9 million, reducing the outstanding balance to $49.1 million.
Revolving Credit Facility 2018—The revolving credit facility portion of the Company’s total borrowings is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the senior secured credit facility, and a portion is available for letters of credit. As of June 29, 2023, the Company’s total balance remaining under the $175.0 million revolving credit facility was $8.0 million, net of $167.0 million outstanding and $0.0 million in letters of credit. The unused line fee is 0.50% per annum which is consistent with the previous facility. Borrowings under the revolving credit facility bear interest at the Company’s option of either the LIBOR index plus an applicable margin ranging from 3.00% to 3.50% or the base rate plus an applicable margin ranging from 2.00% to 2.50%. The margin changed to the aforementioned range from a fixed margin of LIBOR index plus 2.00% or the base rate plus 1.00%. The applicable margin for the revolving credit facility is determined quarterly and is subject to adjustment based upon a consolidated net senior secured leverage ratio for the Company (the ratio of secured funded debt less unrestricted cash and cash equivalents of up to $100.0 million, divided by Adjusted EBITDA for debt purposes, defined as the Company’s net income before depreciation and amortization expense adjusted to also exclude non-cash share based compensation costs for the Company plus integration payments received). The revolving credit facility 2018 was scheduled to mature on June 20, 2023. However, the maturity of the revolving credit facility has been stayed during the bankruptcy proceeding. The contractual weighted-average interest rate on the outstanding balance on the revolving credit facility as of June 29, 2023 was 8.40%.
Revolving Credit Facility 2022—On January 5, 2022, the Company also entered into the Revolving Credit Agreement 2022 among the Company, the lenders party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent. The Revolving Credit Agreement 2022 provides for revolving loan commitments of $50.0 million of secured revolving loans, the entire amount of which was funded on January 5, 2022. The Revolving Credit Agreement 2022 provides for (i) a cash interest rate of term (SOFR) plus 8.00%, with a 1.00% floor, (ii) a maturity date of June 20, 2023 and (iii) a termination premium if the Company terminates the commitments under the Revolving Credit Agreement 2022 at any time before maturity. The Revolving Credit Agreement 2022 also contains covenants, representations and warranties and events of default that are substantially similar to the Credit Agreement. As of June 29, 2023, NCM LLC’s total balance remaining under the $50.0 million revolving credit facility was $0.0 million. The contractual weighted-average interest rate on the revolving credit facility as of June 29, 2023 was 12.86%. The revolving credit facility 2018 was scheduled to mature on June 20, 2023. However, the maturity of the revolving credit facility has been stayed during the bankruptcy proceeding.
Senior Unsecured Notes due 2026—On August 19, 2016, the Company completed a private placement of $250.0 million in aggregate principal amount of 5.750% Senior Unsecured Notes due 2026 (the “Notes due 2026”) for which the registered exchange offering was completed on November 8, 2016.  The Notes due 2026 pay interest semi-annually in arrears on February 15 and August 15 of each year, which commenced on February 15, 2017. The Notes due 2026 were issued at 100% of the face amount thereof and are the senior unsecured obligations of the Company and will be effectively subordinated to all existing and future secured debt, including the Notes due 2028, its senior secured credit facility and any future asset backed loan facility. The Notes due 2026 will rank equally in right of payment with all of the Company’s existing and future senior indebtedness, including the Notes due 2028, the Company’s existing senior secured credit facility, any future asset backed loan facility, in each case, without giving effect to collateral arrangements.  The Notes due 2026 will be effectively subordinated to all liabilities of any subsidiaries that the Company may form or acquire in the future, unless those subsidiaries become guarantors of the Notes due 2026.  The Company does not currently have any subsidiaries, and the Notes due 2026 will not be guaranteed by any subsidiaries that the Company may form or acquire in the future except in very limited circumstances.

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

The indenture contains covenants that, among other things, restrict the Company’s ability and the ability of its restricted subsidiaries, if any, to: (1) incur additional debt; (2) make distributions or make certain other restricted payments; (3) make investments; (4) incur liens; (5) sell assets or merge with or into other companies; and (6) enter into transactions with affiliates. All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, the Company has the ability to distribute all of its quarterly available cash as a restricted payment or as an investment, if it meets a minimum net senior secured leverage ratio. The commencement of the Chapter 11 Case on the petition date constituted an event of default and caused the automatic and immediate acceleration of all debt outstanding under or in respect of, NCM LLC’s Credit Agreements and senior notes.
Senior Secured Notes due 2028—On October 8, 2019, the Company completed a private offering of $400.0 million aggregate principal amount of 5.875% Senior Secured Notes due 2028 (the “Notes due 2028”) to eligible purchasers. The Notes due 2028 will mature on April 15, 2028. Interest on the Notes due 2028 accrues at a rate of 5.875% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2020. In the year ended December 29, 2022, NCM, Inc. purchased $25.8 million of the Notes due 2028 on the open market, reducing the principal amount owed by the Company to third parties to $374.2 million as of June 29, 2023.
The Indenture contains covenants that, among other things, restrict the Company’s ability and the ability of its restricted subsidiaries, if any, to: (1) incur additional debt; (2) make distributions or make certain other restricted payments; (3) make certain investments; (4) incur certain liens; (5) sell assets or merge with or into other companies; and (6) enter into transactions with affiliates. All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, the Company may distribute all of its quarterly available cash as a restricted payment or as an investment, provided that NCM LLC satisfies a minimum net senior secured leverage ratio. The commencement of the Chapter 11 Case constituted an event of default and caused the automatic and immediate acceleration of all debt outstanding under or in respect of, the Company’s Credit Agreements and senior notes.
Future Maturities of Borrowings – The commencement of the Chapter 11 Case constituted an event of default and caused the automatic and immediate acceleration of all debt outstanding under or in respect of, the Company’s Credit Agreements and senior notes as follows (in millions):

Year	Amount
2023	$1,154.0
2024	—
2025	—
2026	—
2027	—
2028	—
Thereafter	—
Total	$1,154.0
9.    SHARE-BASED COMPENSATION
The NCM, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) was approved by NCM, Inc.'s stockholders on April 28, 2020 and approved 7,500,000 shares of common stock available for issuance or delivery under the 2020 Plan and an additional 7,500,000 shares of common stock available for issuance or delivery approved on May 4, 2022. The Company began issuing shares under the 2020 Plan in the second quarter of 2020. The 2020 Plan replaced NCM, Inc.’s 2016 Equity Incentive Plan (the “2016 Plan”), which replaced the 2007 Equity Incentive Plan (the “2007 Plan”). The 2020 Plan also includes 2,388,302 shares related to the number of shares reserved for issuance under the 2016 Plan that remained available for grant as of the effective date of the 2020 Plan and the number of shares subject to awards granted under the 2007 Plan as of the effective date of the 2020 Plan, which can become available for grant again upon expiration, termination, cancellation or forfeiture of the original award. As of June 29, 2023, 9,156,146 shares remain available for future grants (assuming 100% achievement of targets on performance-based restricted stock). The types of awards that may be granted under the 2020 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units or other stock based awards. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the 2016 Plan and 2020 Plan. Upon vesting of the restricted stock awards or exercise of options, NCM LLC will issue common membership units to NCM, Inc. equal to the number of shares of the NCM, Inc.’s common stock represented by such awards.
Compensation Cost—The Company recognized $1.2 million, $1.7 million, $2.7 million and $3.0 million for the three and six months ended June 29, 2023 and June 30, 2022, respectively, of share-based compensation expense within “Network

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

costs”, “Selling and marketing costs”, “Administrative and other costs” and “Administrative fee– managing member” in the Statements of Operations as shown in the table below (in millions):

	Three Months Ended		Six Months Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
Share-based compensation costs included in network costs	$0.1	$0.2	$0.3	$0.3
Share-based compensation costs included in selling and marketing costs	0.3	0.4	0.6	0.7
Share-based compensation costs included in administrative and other costs	0.4	0.5	0.7	0.9
Share-based compensation costs included in administrative fee - managing member	0.4	0.6	1.1	1.1
Total share-based compensation costs	$1.2	$1.7	$2.7	$3.0
Share-based compensation costs recorded in “Network costs”, “Selling and marketing costs” and “Administrative and other costs” are non-cash charges. Share-based compensation costs recorded in the “Administrative fee – managing member” are cash charges. During the three and six months ended June 29, 2023 and June 30, 2022, $0.1 million, $0.1 million, $0.1 million and $0.1 million was capitalized, respectively, in a corresponding manner to the capitalization of employee’s salaries for capitalized labor. As of June 29, 2023, there was $0.6 million unrecognized compensation cost related to unvested options, which will be recognized over a remaining period of 1.8 years. As of June 29, 2023, unrecognized compensation cost related to restricted stock and restricted stock units was approximately $2.9 million, which will be recognized over a weighted average remaining period of 0.9 years.
Stock Options—NCM, Inc. granted stock options during 2021 and 2022. Stock options granted in 2021 and a portion of the stock options awarded in 2022 were granted with an exercise price equal to the closing market price of NCM, Inc. common stock on the date NCM, Inc.’s Board of Directors approved the grant. The remaining portion of stock options awarded in 2022 contained a market condition as the options were granted with an exercise price in excess of the closing market price of NCM, Inc. common stock on the date NCM, Inc.’s Board of Directors approved the grant. All options have a 10-year contractual term. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing valuation model that uses the assumptions noted in the table below. Expected volatilities are based on implied volatilities from traded options on NCM, Inc.’s stock, historical volatility of NCM, Inc.’s stock, and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted was developed based on historical and peer company data and represents the period of time that options granted are expected to be outstanding. The expected term of the options granted during 2022 were adjusted to include the Company's cost of equity in order to incorporate the impact of the option's market condition and simulate a lattice model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. There was no option activity for the six months ended June 29, 2023 and June 30, 2022.
Restricted Stock and Restricted Stock Units—Under the non-vested stock program, common stock of NCM, Inc. may be granted at no cost to officers, independent directors and employees, subject to requisite service and/or financial performance targets. As such restrictions lapse, the award vests in that proportion. The participants are entitled to dividend equivalents and to vote their respective shares (in the case of restricted stock), although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. Additionally, the accrued dividend equivalents are subject to forfeiture during the restricted period should the underlying shares not vest. As of June 29, 2023 and December 29, 2022, accrued dividend equivalents totaled $0.4 million and $0.8 million, respectively and during the six months ended June 29, 2023 and June 30, 2022, NCM, Inc. paid $0.4 million and $0.5 million, respectively, for dividend equivalents upon vesting of the restricted stock and restricted stock units. NCM, Inc. has issued time-based restricted stock and restricted stock units to its employees which generally vest over a two or three-year period with one-half or one-third, respectively, vesting on each anniversary of the date of grant and performance-based restricted stock and restricted stock units which vest following a two or three-year measurement period to the extent that the Company achieves specified non-GAAP targets at the end of the measurement period. Certain other vesting periods have also been used. NCM, Inc. also grants restricted stock units to its non-employee directors that vest after approximately one year. The grant date fair value of restricted stock and restricted stock units is based on the closing market price of NCM, Inc. common stock on the date of grant. An annual forfeiture rate of 2-6% was estimated to reflect the potential separation of employees. No stock was granted during the six months ended June 29, 2023. The weighted average grant date fair value of non-vested stock was $2.24 for the six months ended June 30, 2022.  The total fair value of awards that vested during the six months ended June 29, 2023 and June 30, 2022 was $0.5 million and $2.7 million, respectively.

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

A summary of restricted stock award and restricted stock unit activity as of June 29, 2023, and changes during the six months then ended are presented below:

	Number of Restricted Shares and Restricted Stock Units (1)	Weighted Average Grant- Date Fair Value
Non-vested balance as of December 29, 2022	5,163,840	$2.80
Granted	—	$—
Vested (2)	(2,049,160)	$3.04
Forfeited	(297,830)	$4.31
Non-vested balance as of June 29, 2023	2,816,850	$2.47
______________________________________________________________________

(1)Includes 704,840 shares of performance-based restricted stock units as of June 29, 2023, including 88,450 shares forfeited during the year.
(2)Includes 83,972 vested shares that were withheld to cover tax obligations and were subsequently canceled.
The above table reflects performance-based restricted stock granted at 100% achievement of performance conditions and as such does not reflect the maximum or minimum number of shares of performance-based restricted stock contingently issuable. As of June 29, 2023, the total number of restricted stock and restricted stock units that are ultimately expected to vest, after consideration of expected forfeitures and current projections of estimated vesting of performance-based restricted stock is 2,700,128 shares.
10.    EMPLOYEE BENEFIT PLANS
The Company sponsors the NCM 401(k) Profit Sharing Plan (the “Plan”) under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. In response to the COVID-19 Pandemic, the Company temporarily suspended its match of a portion of employees 401(k) contributions effective April 2020 through June 29, 2023.
11. COMMITMENTS AND CONTINGENCIES
Legal Actions—As discussed more fully in Note 1—The Company, on April 11, 2023, the Company filed a voluntary petition for reorganization with a prearranged Chapter 11 plan under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Case is being administered under the caption In re: National CineMedia, LLC, Case No. 23-90291.
Operating Commitments - Facilities—The Company has entered into operating lease agreements for its corporate headquarters and other regional offices. The Company has right-of-use (“ROU”) assets of $15.9 million and short-term and long-term lease liabilities of $2.3 million and $16.7 million, respectively, on the balance sheet as of June 29, 2023 for all material leases with terms longer than twelve months. These balances are included within “Other assets”, “Liabilities subject to compromise”, respectively, on the unaudited Balance Sheets and may change based on the outcome of ongoing negotiations. The Company has options on certain of these facilities to extend the lease or to terminate part or all of the leased space prior to the lease end date. Certain termination fees would be due upon exercise of the early termination options as outlined within the underlying agreements. None of these options were considered reasonably certain of exercise and thus have not been recognized as part of the ROU assets and lease liabilities. As of June 29, 2023, the Company had a weighted average remaining lease term of 6.2 years on these leases. Given the uncertainty of the resolution of the Chapter 11 Case, conditions may change, which could result in impairment of the Company’s ROU assets in future periods.
The Company has also entered into certain short-term leases with a term of less than one year. These leases are not included within the Company’s ROU assets or lease liabilities due to the Company’s election of the practical expedient in ASC 842-20-25-2 for short-term leases.
During the three and six months ended June 29, 2023 and June 30, 2022, the Company recognized the following components of total lease cost (in millions). These costs are presented within “Selling and marketing costs” and “Administrative and other costs” within the unaudited Statements of Operations depending upon the nature of the use of the facility.

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
Operating lease cost	$0.8	$0.9	$1.7	$1.7
Variable lease cost	0.2	0.1	0.3	0.3
Total lease cost	$1.0	$1.0	$2.0	$2.0
    The Company made total lease payments of $1.0 million, $1.0 million, $1.9 million and $1.9 million during the three months ended June 29, 2023 and June 30, 2022 and six months ended June 29, 2023 and June 30, 2022, respectively. These payments are included within cash flows from operating activities within the unaudited Statements of Cash Flows. The minimum lease payments under noncancellable operating leases are shown within “Liabilities subject to compromise”, which may change based on the outcome of ongoing negotiations, as of June 29, 2023 were as follows (in millions):

Year	Minimum Lease Payments
2023	$1.9
2024	3.8
2025	3.7
2026	3.6
2027	3.7
Thereafter	7.9
Total	24.6
Less: Imputed interest on future lease payments	(5.5)
Total lease liability as of June 29, 2023 per the Balance Sheet	$19.1
When measuring the ROU assets and lease liabilities recorded, the Company utilized its incremental borrowing rate in order to determine the present value of the lease payments as the leases do not provide an implicit rate. The Company used the rate of interest that it would have paid to borrow on a collateralized basis over a similar term for an amount equal to the lease payments in a similar economic environment. As of June 29, 2023, the Company’s weighted average annual discount rate used to establish the ROU assets and lease liabilities was 7.4%.
Operating Commitments - ESAs and Affiliate Agreements—The Company has entered into long-term ESAs with the founding members and multi-year agreements with certain network affiliates, or third-party theater circuits. The ESAs and network affiliate agreements grant the Company exclusive rights in their theaters to sell advertising, subject to limited exceptions. The Company recognizes intangible assets upon issuance of membership units to the founding members in accordance with the Company’s Common Unit Adjustment Agreement and upfront cash payments to the affiliates for the contractual rights to provide the Company’s services within their theaters as further discussed within Note 4—Intangible Assets. These ESAs and network affiliate agreements are considered leases under ASC 842 once the asset is identified and the period of control is determined upon the scheduling of the showtimes by the exhibitors, typically one week prior to the showtime. As such, the leases are considered short-term in nature, specifically less than one month. Within ASC 842, leases with terms of less than one month are exempt from the majority of the accounting and disclosure requirements, including disclosure of short-term lease expense. No ROU assets or lease liabilities were recognized for these agreements and no change to the balance sheet presentation of the intangible assets was necessary.
In consideration for the Company’s access to the founding members’ theater attendees for on-screen advertising and use of lobbies and other space within the founding members’ theaters for the LEN and lobby promotions, the founding members receive a monthly theater access fee under the ESAs. The theater access fee is composed of a fixed payment per patron, a fixed payment per digital screen (connected to the DCN) and a fee for access to higher quality digital cinema equipment. The payment per theater patron increased by 4% on November 1, 2022 and will increase by 8% every five years with the next occurrence in 2027. The payment per digital screen and for digital cinema equipment increases annually by 5%. The theater access fee paid in the aggregate to all founding members cannot be less than 12% of the Company’s aggregate advertising revenue (as defined in the ESA), or it will be adjusted upward to reach this minimum payment.  As of June 29, 2023 and December 29, 2022, the Company had no liabilities recorded for the minimum payment, as the theater access fee was in excess of the minimum.
Following the 2019 ESA Amendments, Cinemark and Regal receive an additional monthly theater access fee beginning November 1, 2019 in consideration for the Company’s access to certain on-screen advertising inventory after the advertised showtime of a feature film. These fees are also based upon a fixed payment per patron of $0.052 per patron beginning on

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

November 1, 2022 and increase 8% every five years beginning November 1, 2027. Additionally, following the 2019 ESA Amendments, beginning on November 1, 2019, the Company is entitled to display the Platinum Spot, an additional single unit that is either 30 or 60 seconds of the Noovie® show in the trailer position directly prior to the one or two trailers preceding the feature film. In consideration for the utilization of the theaters for the Platinum Spots, Cinemark and Regal are entitled to receive 25% of all revenue generated for the actual display of Platinum Spots in their applicable theaters, subject to a specified minimum. If the Company runs advertising in more than one concurrent advertisers’ Platinum Spot for any portion of the network over a period of time, then the Company will be required to satisfy a minimum average CPM for that period of time. The Company does not owe the founding members any theater access fees or any Platinum Spot revenue share when the theaters are not displaying the Company's show or when the Company does not have access to the theaters. The digital screen fee is calculated based upon average screens in use during each month. Subsequent to June 29, 2023, following the effective date of the Regal Advertising Agreement with Regal on July 14, 2023, the structure of the agreement with Regal changed as discussed further within Note 14—Subsequent Events.
The network affiliates’ compensation is considered variable lease expense and varies by circuit depending upon the agreed upon terms of the network affiliate agreement. The majority of agreements are centered around a revenue share where an agreed upon percentage of the advertising revenue received from a theater’s attendance is paid to the circuit. As part of the network affiliate agreements entered into in the ordinary course of business under which the Company sells advertising for display in various network affiliate theater chains, the Company has agreed to certain minimum revenue guarantees on a per attendee basis. If a network affiliate achieves the attendance set forth in their respective agreement, the Company has guaranteed minimum revenue for the network affiliate per attendee if such amount paid under the revenue share arrangement is less than its guaranteed amount. As of June 29, 2023, the maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $111.5 million over the remaining terms of the network affiliate agreements. These minimum guarantees relate to various affiliate agreements ranging in term from one to fourteen years, prior to any renewal periods of which some are at the option of the Company. As of June 29, 2023, the Company had $0.5 million in liabilities recorded within “Accounts payable” in the Balance Sheet for these obligations, as such guarantees are less than the expected share of revenue paid to the affiliate.
12. FAIR VALUE MEASUREMENTS
All current assets and liabilities are estimated to approximate their fair value due to the short-term nature of these balances.
Non-Recurring Measurements—Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. These assets include long-lived assets, intangible assets, cost and equity method investments and borrowings.
Long-Lived Assets, Intangible Assets and Other Investments—As described in Note 1—The Company, the Company regularly reviews long-lived assets (primarily property, plant and equipment), intangible assets and investments accounted for under the cost or equity method for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable.  When the estimated fair value is determined to be lower than the carrying value of the asset, an impairment charge is recorded to write the asset down to its estimated fair value.
Other investments consisted of the following (in millions):

	As of
	June 29, 2023	December 29, 2022
Investment in AC JV, LLC (1)	$0.9	$0.8
Total	$0.9	$0.8

(1)Refer to Note 7—Related Party Transactions. This investment is accounted for utilizing the equity method.
During the three months ended June 29, 2023 and June 30, 2022 and six months ended June 29, 2023 and June 30, 2022, the Company recorded impairment charges of $0.0 million, $0.0 million, $0.0 million and $0.1 million respectively, on certain of its investments due to new information regarding the fair value of the investee. As of June 29, 2023, no other observable price changes or impairments have been recorded as a result of the Company’s qualitative assessment of identified events or changes in the circumstances of the remaining investments. As the inputs to the determination of fair value are based upon non-identical assets and use significant unobservable inputs, they have been classified as Level 3 in the fair value hierarchy.

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

Borrowings—The estimated fair values of the Company’s financial instruments where carrying values do not approximate fair value are as follows (in millions):

	As of June 29, 2023		As of December 29, 2022
	Carrying Value	Fair Value (1)	Carrying Value	Fair Value (1)
Revolving credit facility 2018	$167.0	$49.8	$167.0	$44.6
Revolving credit facility 2022	$50.0	$15.1	$50.0	$13.4
Term loans - first tranche	$257.9	$77.8	$258.5	$65.8
Term loans - second tranche	$49.1	$14.8	$49.3	$13.1
Senior Notes due 2028	$400.0	$120.0	$400.0	$98.0
Senior Notes due 2026	$230.0	$11.5	$230.0	$6.9

(1)The Company has estimated the fair value on an average of at least two non-binding broker quotes and the Company’s analysis. If the Company were to measure the borrowings in the above table at fair value on the balance sheet they would be classified as Level 2.

13. BANKRUPTCY
The Company has prepared its financial statements in accordance with ASC 852. ASC 852 requires the financial statements for periods subsequent to the petition date to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses incurred during the bankruptcy proceedings are recorded as ‘Reorganization items’ in the unaudited Statements of Operations. In addition, pre-petition obligations that may be impacted by the Company's bankruptcy proceedings have been classified on the unaudited balance sheets at June 29, 2023 as ‘Liabilities subject to compromise’. These liabilities are reported at the amounts the Company currently anticipates will be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts. See below for more information regarding restructuring and reorganization items.
Liabilities subject to compromise—These amounts represent the Company's current estimate of known or potential obligations to be resolved in connection with the Chapter 11 Case and may differ from actual future settlement amounts paid. Differences between liabilities estimated and claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout the Chapter 11 Case and adjust estimates as necessary. ‘Liabilities subject to compromise’ was determined by evaluating the payable balances on April, 11, 2023, the petition date and was comprised of the following (in millions):

	As of
	June 29, 2023	December 29, 2022
Amounts due to founding members (related party payables of $14.5 and $0.0, respectively)	$17.6	$—
Accounts payable	19.7	—
Accrued expenses	29.1	—
Short-term debt, net of debt issuance costs of $7.2 and $0.0, respectively	1,145.0	—
Other current liabilities	2.3	—
Other long-term liabilities	16.8	—
Total liabilities subject to compromise	$1,230.5	$—
Determination of the value at which liabilities will ultimately be settled cannot be made until the Bankruptcy Court approves the Plan at emergence. The Company will continue to evaluate the amount and classification of its pre-petition liabilities. Any additional liabilities that are subject to compromise will be recognized accordingly and the aggregate amount of liabilities subject to compromise may change.
Reorganization items—The Company has incurred and will continue to incur significant costs associated with the Chapter 11 Case. Reorganization items were determined by quantifying the incremental legal and professional fees related specifically to the Chapter 11 Case which occurred subsequent to April 11, 2023 and was comprised of the following (in millions):

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 29, 2023	June 30, 2022	June 29, 2023	June 30, 2022
Professional fees	$18.3	$—	$18.3	$—
Administrative fee - managing member	0.3	—	0.3	—
Total reorganizations items	$18.6	$—	$18.6	$—
Cash flows within Operating Activities relating to the payment of ‘Reorganization items’ are comprised of the following (in millions):

	Six Months Ended
	June 29, 2023	June 30, 2022
Supplemental disclosure of reorganization related operating activity:
Cash paid for professional fees	$7.1	$—
Cash paid for incremental Administrative fee - managing member	$0.3	$—

14. SUBSEQUENT EVENTS
    Subsequent events have been evaluated through October 23, 2023, the date the financial statements were issued.
Regal Agreements—On June 3, 2023, the Company, entered into a Network Affiliate Transaction Agreement (the “Regal Advertising Agreement”) with Regal. The Regal Advertising Agreement became effective on July 14, 2023. The Regal Advertising Agreement provides that the Company will acquire the exclusive right to provide on-screen advertisements at Regal’s theaters for a term of ten years in exchange for payments based on the attendance at Regal’s theaters and the revenue generated by the Company through advertising displayed in Regal’s theaters.
Pursuant to the Regal Advertising Agreement, the Company will have the right to display advertising in Regal’s theaters with a program of inventory that provides for (i) up to five minutes in length for exhibition on-screen immediately prior to showtime of a feature film or digital programming event, (ii) up to ten minutes immediately after the showtime of a feature film, extending the time available to the Company by five minutes, and (iii) the Platinum Spot that may be exhibited on-screen prior to the last two trailers, which may be either thirty or sixty seconds in length, and subject to Regal’s approval, the Company may display two thirty-second spots in the Platinum Spot and a Gold Spot, a thirty second spot displayed immediately prior to the fourth trailer preceding a feature film or digital programming event.
Pursuant to a separate termination agreement (the “Regal Termination Agreement”), effective on July 14, 2023, Regal rejected the ESA and it was terminated. Additionally Regal and Regal’s affiliates’ waive all rights and interests as to the Tax Receivable Agreement, the Common Unit Adjustment Agreement, the Software License Agreement, the Director Designation Agreement, the Registration Rights Agreement and all the other joint venture agreements described in the Company’s Third Amended and Restated Limited Liability Company Operating Agreement and the Company and the Company, and Regal and Regal’s affiliates waived and released claims against the other party. Regal has also agreed to support the Company’s Plan and surrender all shares in the Company upon the effective date of the Plan. In connection with the Regal Advertising Agreement, the Company and Regal also agreed to dismiss with prejudice the ongoing litigation between the parties related to the Company’s request to enforce certain provisions of the ESA, including the exclusivity provision.
The Regal Termination Agreement will result in the material disposal of the intangible asset related to the common unit adjustments and ESA extension costs for Regal included on the Company’s Balance Sheets. Subsequent to June 29, 2023, Regal will no longer be a founding member or a related party to the Company.
Reverse Stock-Split—On August 3, 2023, NCM, Inc. effected a one-for-ten (1:10) reverse stock split of its common stock, par value $0.01 per share. The reverse stock split, which was authorized by its Board of Directors, was approved by NCM, Inc.’s stockholders on August 2, 2023. NCM LLC’s common membership units were also effected at the same ratio.
Bankruptcy—On August 7, 2023, all the conditions to effectiveness of the Plan were satisfied or waived, the Restructuring Transactions were substantially consummated, and NCM LLC emerged from bankruptcy (the “Effective Date”). Among other things, on the Effective Date, in accordance with the Plan, NCM, Inc. transferred approximately $15.5 million to NCM LLC consistent with the NCMI 9019 Settlement, all historical debt of NCM LLC was discharged, NCM LLC assumed certain unexpired Executory Contracts and Unexpired Leases, including AMC’s and Cinemark’s ESAs, all Common Units under the LLC Agreement were canceled and extinguished, NCM LLC commenced distributions to creditors, including the issuance of shares of NCMI Common Stock to Holders of Secured Debt Claims, and NCM LLC entered into an Exit Facility to support operations upon emergence. NCM, Inc. regained control and 100% ownership of NCM LLC upon emergence. On June

NATIONAL CINEMEDIA, LLC
NOTES TO FINANCIAL STATEMENTS
DEBTOR-IN-POSSESSION
(UNAUDITED)

29, 2023, AMC and Cinemark filed a notice of appeal of the Confirmation Order. After June 29, 2023, AMC and Cinemark sought a stay of the Confirmation Order in the Bankruptcy Court, which the Bankruptcy Court denied, and then sought a stay of the Confirmation Order in the United States District Court for the Southern District of Texas which is currently pending.
Exit Financing—NCM LLC entered into the Revolving Credit Facility 2023 with the lenders party thereto and CIT Northbridge Credit LLC as agent. Under the Revolving Credit Facility 2023, NCM LLC has access to a revolving credit facility with aggregate asset-backed revolving credit commitments totaling $55,000,000. The Credit Facility has the following terms:
•The proceeds of the Credit Facility may be used for, inter alia, working capital and capital expenditures.
•The Credit Facility will mature on August 7, 2026.
•The interest rate under the Credit Facility is a base rate or SOFR benchmark plus (i) 3.75% if less than 50% of revolving commitments are utilized or (ii) 4.50% if 50% or more of revolving commitments are utilized (utilizing the average revolver usage for the prior calendar month as a benchmark for this determination).
The Revolving Credit Facility 2023 also contains a financial maintenance covenant requiring that the fixed charge coverage ratio ending on the last day of each fiscal month is at least 1.1 to 1.0 during a “Trigger Period.” A Trigger Period begins upon (i) an event of default or (ii) if availability is less than the greater of (a) $5,000,000 and (b) 10% of aggregate revolving commitments. A Trigger Period ends only if (i) no event of default existed for the preceding thirty (30) consecutive days and (ii) availability is greater than both (a) $5,000,000 and (b) 10% of aggregate revolving commitments.
The availability under the Revolving Credit Facility 2023 is based on a borrowing base, which at any time is equal to up to 90% of the value of accounts receivable from eligible accounts that meet requirements for credit worthiness and days outstanding and subject to other adjustments as described in the Revolving Credit Facility 2023.
Upon the effectiveness of the Revolving Credit Facility 2023, NCM LLC immediately drew $10 million, as this is the required minimum balance, from the facility, which represents the only amounts currently outstanding under the Revolving Credit Facility 2023. The Revolving Credit Facility 2023 also contains customary representations, warranties, covenants, events of default, terms and conditions, including limitations on liens, incurrence of debt, mergers and significant asset dispositions.